                                                                      EXHIBIT 12

                            TYCO INTERNATIONAL LTD.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                                ($ IN MILLIONS)

    The ratio of earnings to fixed charges for the nine months ended June 30, 2000, was computed based on Tyco's Quarterly Report on Form 10-Q filed on August 14, 2000. The ratio of earnings to fixed charges for the years ended September 30, 1999 and 1998 and the nine months ended September 30, 1997 was computed based on Tyco's historical consolidated financial statements included in Tyco's Annual Report on Form 10-K/A filed on June 26, 2000. The ratio of earnings to fixed charges for the year ended December 31, 1996 was computed based on the consolidated financial statements included in Tyco's Current Report on Form 8-K filed on June 3, 1999. The ratio of earnings to fixed charges for the year ended December 31, 1995 was computed based on the historical financial statements of Former Tyco, ADT, Keystone, US Surgical and AMP.

                              NINE MONTHS                                NINE MONTHS
                                 ENDED            YEAR ENDED                ENDED                 YEAR ENDED
                               JUNE 30,         SEPTEMBER 30,           SEPTEMBER 30,            DECEMBER 31,
                              -----------   ----------------------      --------------      ----------------------
                                 2000         1999          1998           1997(5)            1996          1995
                              -----------   --------      --------      --------------      --------      --------
Earnings:
Income (loss) before
  extraordinary items and
  cumulative effect of
  accounting changes........   $2,610.0     $1,067.7      $1,168.6         $(348.5)          $ 49.4       $  755.5
Income taxes................      878.9        637.5         534.2           348.1            469.4          478.0
                               --------     --------      --------         -------           ------       --------
                                3,488.9      1,705.2       1,702.8            (0.4)           518.8        1,233.5
                               --------     --------      --------         -------           ------       --------
Fixed Charges:
Interest expense(2).........      618.5        547.1         307.9           170.0            238.5          247.1
Rentals(3)..................       95.3        127.0         110.6            81.0             99.3           88.3
                               --------     --------      --------         -------           ------       --------
                                  713.8        674.1         418.5           251.0            337.8          335.4
                               --------     --------      --------         -------           ------       --------
Earnings before income taxes
  and fixed charges.........   $4,202.7     $2,379.3      $2,121.3         $ 250.6           $856.6       $1,568.9
                               ========     ========      ========         =======           ======       ========
Ratio of earnings to fixed
  charges(4)................       5.89         3.53          5.07            1.00             2.54           4.68

------------------------

(1) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). On
    April 2, 1999, October 1, 1998, August 29, 1997 and August 27, 1997, Tyco merged with AMP Incorporated, United States Surgical Corporation, Keystone International and Inbrand Corporation, respectively. Each of the five merger transactions qualifies for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include Inbrand due to immateriality.

    Prior to their respective mergers, AMP, US Surgical, Keystone and ADT had December 31 year ends and Former Tyco had a June 30 fiscal year end. The historical results upon which the ratios are based have been combined using a December 31 year end for AMP, US Surgical, Former Tyco, Keystone and ADT for the year ended December 31, 1996. For 1995, the ratio of earnings to fixed charges reflects the combination of AMP, US Surgical, Keystone and ADT with a December 31 year end and Former Tyco with a June 30 fiscal year end.

(2) Interest expense consists of interest on indebtedness and amortization of debt expense.

(3) One-third of net rental expense is deemed representative of the interest factor.
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(4) Earnings for the nine months ended June 30, 2000, the years ended
    September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 include merger, restructuring and other non-recurring (credits) charges of $(81.3) million (of which $1.0 million is included in cost of sales), $1,035.2 million (of which $106.4 million is included in cost of sales), $256.9 million, $947.9 million, $344.1 million and $97.1 million, respectively. Earnings also include charges for the impairment of long-lived assets of $99.0 million, $507.5 million, $148.4 million, $744.7 million and $8.2 million in the nine months ended June 30, 2000, the year ended September 30, 1999, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively. The 1997 period also includes a write-off of purchased in-process research and development of $361.0 million. The 1995 period also includes a net loss on the disposal of businesses of $34.4 million.

    On a pro forma basis, the ratio of earnings to fixed charges excluding merger, restructuring and other non-recurring (credits) charges, charges for the impairment of long-lived assets, the write-off of purchased in-process research and development and the net loss on the disposal of businesses would have been 5.91x, 5.82x, 5.68x, 6.81x, 5.76x and 5.09x for the nine months ended June 30, 2000, the years ended September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively.

(5) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.